EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012, with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") and subsidiaries as of December 31, 2011 and for each of the two years ended December 31, 2011, contained in this Registration Statement on Form F-1/A and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/FAHNKANNE& CO. GRANT THORNTON ISRAEL
Tel Aviv, Israel
August 23, 2013